                                                                     Exhibit 10


           Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 12, 2006 relating to the financial statements of the Pruco Life Flexible Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 24, 2006, relating to the consolidated financial statements of Pruco Life Insurance Company and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
April 12, 2006